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                                Exhibit 11

                               VERSAR, INC.
             Statement Re:  Computation of Per Share Earnings
            (Unaudited - in thousands, except per share data)

                              For the Three-Month        For the Nine-Month
                            Periods Ended March 31,    Periods Ended March 31,
                            -----------------------    -----------------------
                               1998         1997          1998         1997
                            ----------   ----------    ----------   ----------

NET INCOME. . . . . . . .   $      35    $     216     $     588    $     873
                            ==========   ==========    ==========   ==========


Weighted average common
shares outstanding. . . .   5,937,264    5,019,585     5,573,532    5,009,960
                            ==========   ==========    ==========   ==========



NET INCOME PER SHARE -
   BASIC  . . . . . . . .   $     ---    $     .04     $     .10    $     .17
                            ==========   ==========    ==========   ==========


Common shares from
 above. . . . . . . . . .   5,937,264    5,019,585     5,573,532    5,009,960
Assumed exercise of
 options (treasury stock
 method). . . . . . . . .     455,777      188,961       416,254       90,957
                            ----------   ----------    ----------   ----------
                            6,393,041    5,208,546     5,989,786    5,100,917
                            ==========   ==========    ==========   ==========


NET INCOME PER SHARE -
   DILUTED. . . . . . . .   $     ---    $     .04     $     .10    $     .17
                            ==========   ==========    ==========   ==========



                                              13

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